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                                                                    EXHIBIT 99.1

[MEADOWBROOK LOGO]

                        MEADOWBROOK INSURANCE GROUP, INC.
                                   (NYSE: MIG)

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   CONTACTS:    CAROL SEGAL ZIECIK                JENNIFER LA
                VICE PRESIDENT                    DIRECTOR OF FINANCIAL ANALYSIS
                CORPORATE COMMUNICATIONS          (248) 204-8159
                (248) 204-8162

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                        MEADOWBROOK INSURANCE GROUP, INC.
                         EXPECTS NO NET FINANCIAL IMPACT
                             FROM HURRICANE CHARLEY

                              SOUTHFIELD, MICHIGAN
                                 AUGUST 25, 2004

Meadowbrook Insurance Group, Inc. (NYSE/MIG) today reported its initial estimate of losses attributable to Hurricane Charley. Although potential claims information is preliminary, the Company does not expect its net after-tax losses to exceed $50,000.

Meadowbrook President and Chief Executive Officer Robert S. Cubbin commented, "Generally, our programs avoid geographic concentration of risks that might lead to natural or intentionally caused catastrophic events.
Therefore, we expect no material financial impact from Hurricane Charley."

ABOUT MEADOWBROOK INSURANCE GROUP
A leader in the alternative risk market, Meadowbrook is a program-based risk management company, specializing in alternative risk management solutions for agents, brokers, and insureds of all sizes. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook's corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words "believes", "expects", "anticipates", "estimates", or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.